Exhibit 99.1

REDWOOD TRUST PROVIDES ITS PERSPECTIVE FOR POTENTIAL CHANGES RELATED TO THE EXPIRATION OF THE QUALIFIED MORTGAGE “QM” PATCH

MILL VALLEY, CA – Thursday, August 29, 2019 – Redwood Trust, Inc. (NYSE: RWT), a leading innovator in housing credit investing, published its perspective for potential changes related to the expiration of the Qualified Mortgage (“QM”) Patch.

The company, an established thought leader in Washington, D.C., with respect to private capital’s role in the mortgage market, prepared an extensive presentation focused on potential changes in four areas to prepare the market for the expiration of the so-called “QM Patch”.

“Because housing finance involves many participants and impacts every American who owns or wants to own a home, there are numerous regulators and thousands of regulations that must work in harmony to best serve both consumers and taxpayers,” said Christopher J. Abate, Redwood's Chief Executive Officer. “The QM Patch expiration presents an opportunity for regulators to streamline certain rules to put the housing finance sector on the best possible footing going forward.”

The current presentation can be viewed on the Newsroom section of its website at: http://www.redwoodtrust.com/Presentations.

Additional Resources

•	Presentation: Redwood’s Perspectives on Private Capital and the QM Patch, May 2019

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on making credit-sensitive investments in residential mortgages and related assets and engaging in mortgage banking activities. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, as well as through capital appreciation. Redwood Trust was established in 1994, is internally managed, and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com.

Contact

Lisa Hartman – SVP, Head of Investor Relations

phone: 866-269-4976

email: investorrelations@redwoodtrust.com